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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the inclusion in this registration statement on Form S-1 of our report dated April 26, 1996, except for Note 5B as to which the date is June 26, 1996, except for the second paragraph of Note 2A, Note 2C and the second paragraph of Note 11A as to which the date is October 11, 1996, and except for the fourth paragraph of Note 1A and Note 1C as to which the date is November 12, 1996, on our audits of the financial statements of Advanced Radio Telecom Corp. as of December 31, 1995 and 1994, for the years then ended, and for the period from August 23, 1993 (date of inception) to December 31, 1993. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.


New York, New York
January 31, 1997